AMENDMENT #1
                             TO THE
                  DYNAMICWEB ENTERPRISES, INC.
                 1997 EMPLOYEE STOCK OPTION PLAN


     This Amendment, dated the 24th day of June, 1998, to the DynamicWeb Enterprises, Inc. 1997 Employee Stock Option Plan

                      W I T N E S S E T H:

     WHEREAS, the DynamicWeb Enterprises, Inc. 1997 Employee
Stock
Option Plan (the "Plan") was adopted by the Board of Directors ("Board") of DynamicWeb Enterprises, Inc. (the "Corporation") on March 7, 1997, and approved by the Corporation's shareholders on June 12, 1997; and

     WHEREAS, the Plan, as initially adopted and approved, provided for a maximum issuance of options to purchase 900,000 shares of the
Corporation's common stock (since adjusted pursuant to a 0.2608491-
for-one reverse stock split to 234,764 shares); and

     WHEREAS, in order to assist in fostering the continued growth of the Corporation and to enhance the Corporation's ability to attract additional talented personnel, the Board has determined that it would be in the best interest of the Corporation and its shareholders to increase the number of shares of common stock that may be made subject to option under the Plan;

     NOW, THEREFORE, the Plan is hereby amended as set forth below --

     1. Section 4.1 is hereby amended and restated to read as follows:

          4.1 Common Stock Authorized - The aggregate number of shares of Common Stock for which Options may be granted under the Plan shall not exceed 334,764 shares. For purposes of applying the limitation in
               the preceding sentence, all Options previously granted hereunder shall be taken into account.
The
               aggregate limitation established by this section shall be subject to adjustment as provided in
               Article 9 of the Plan. Without limiting the generality of the foregoing, all options and share amounts prior to January 9, 1998, have been adjusted to reflect the Corporation's 0.2608491-for-one reverse stock split, which took effect on such date.

     2. Section 10.1 is hereby amended by adding a new sentence at the end thereof reading as follows:

               * * * The effective date of the amendment increasing the authorized number of shares of Common Stock subject to Options from 234,764 (as adjusted pursuant to a 0.2608491-for-one reverse stock split on January 9, 1998 from 900,000) to 334,764 is June 24,
          1998, provided such amendment is approved by the Corporation's shareholders within 12 months thereafter.

     IN WITNESS WHEREOF, the Corporation has executed this Amendment No. 1 on June 24th, 1998.

                              DYNAMICWEB ENTERPRISES, INC.

                              By_________________________________
                                   Name:
                                   Title: